Exhibit 3.1
SECOND AMENDMENT TO THE
AMENDED AND RESTATED
BYLAWS
OF
NATURAL HEALTH TRENDS CO.

In accordance with resolutions duly adopted and effective as of February 6, 2020 by the Board of Directors of Natural Health Trends Co. (the “Company”), Sections 3.9, 6.2 and 10.7 of the Company’s Amended and Restated Bylaws are hereby deleted and replaced in their entirety to read as follows:
3.9    Special Meetings: Notice. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President, or the Secretary on 24 hours’ notice to each director, either personally or by telephone or by mail, facsimile, telegraph, electronic mail, wireless, or other form of recorded communication; special meetings shall be called by the Chairman of the Board, the President, or the Secretary in like manner and on like notice on the written request of two directors. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice of such meeting.

6.2    Waiver of Notice. Whenever any notice is required to be given under the provisions of any applicable permitted statute, the Certificate of Incorporation, or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, or any other method prescribed under the General Corporation Law of the State of Delaware, shall be deemed equivalent thereto, and transmission of a waiver of notice by a director or stockholder by mail, facsimile, telegraph, electronic means, wireless, or other form of recorded communication may constitute such a waiver.

10.7    Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or the Bylaws of the Corporation or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein.